EXHIBIT 4.154

SILVERSTRIKE AMENDMENT AGREEMENT #4

AMENDMENT AGREEMENT dated for reference the 22nd day of April 2009

BETWEEN:

AMADOR GOLD CORP. of Suite 711 - 675 West Hastings Street, Vancouver, British Columbia  V6B 1N2

(referred to as "Amador")
OF THE FIRST PART

AND:

AURORA-LARDER MINING CORPORATION LIMITED of P.O. Box 385, 53 Eighth Avenue, Larder Lake, Ontario  P0K 1L0

(hereinafter referred to as the "Optionor")
OF THE SECOND PART

WHEREAS Amador and the Optionor entered into an option agreement dated for reference March 28, 2005, and Amendment Agreements dated December 19, 2006, September 28, 2007 and May 26, 2008 (collectively, the “Silverstrike Agreement”) and the parties wish to amend Schedule “A” of the Silverstrike Agreement.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

1.	Schedule “A” to the Silverstrike Agreement be deleted in its entirety and replaced with the Schedule “A” attached hereto.

2.	In all other respects the terms of the Silverstrike Agreement remain as written.

3.	Time shall be of the essence of this Amendment Agreement.

4.
The parties hereto covenant and agree to execute and deliver all such further documents as may be required to carry out the full intent and meaning of this Amendment Agreement and to effect the transactions contemplated hereby.

5.	This Amendment Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario.

6.
This Amendment Agreement together with the Silverstrike Agreement constitute the entire agreement between the parties and supersedes all previous understandings, communications, representations and agreements between the parties with respect to the subject matter of this Amendment Agreement.

7.	This Amendment Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have executed these presents as of the day and year first above written.
AMADOR GOLD CORP.	)
Per: /s/ Alan Campbell	) ) )
Alan Campbell, Director

AURORA-LARDER MINING	)
CORPORATION LIMITED	)
Per: /s/ David LaRocque	) )
David LaRocque, President

SCHEDULE "A"

Referred to in the Amendment Agreement dated for reference the 22nd day of April 2009 between AMADOR GOLD CORP. and AURORA-LARDER MINING CORPORATION LIMITED

PROPERTY

The Property consists of the following claims in the Larder Lake Mining Division of Ontario:

Township	Claim Number	# of Units	Recording Date	Expiry Date
Farr	L-4214836	4	November 2, 2007	November 2, 2009
Farr	L-4214837	4	November 2, 2007	November 2, 2009
Farr	L-4224607	3	September 6, 2007	September 6, 2009
Farr	L-4224611	16	September 6, 2007	September 6, 2009
Farr	L-4224612	16	September 6, 2007	September 6, 2009
Farr	L-4224614	2	September 6, 2007	September 6, 2009
Farr	L-4224615	16	September 6, 2007	September 6, 2009
Farr	L-4224616	16	September 6, 2007	September 6, 2009
Farr	L-4224618	16	September 6, 2007	September 6, 2009
Farr	L-4224619	16	September 6, 2007	September 6, 2009
Farr	L-4224620	8	September 6, 2007	September 6, 2009
James	L-4201484	4	December 9, 2005	December 9, 2009
James	L-4201485	1	December 9, 2005	December 9, 2009
James	L-4201486	4	December 9, 2005	December 9, 2009
James	L-4203536	6	January 26, 2005	January 26, 2009
James	L-4211842	1	June 28, 2006	June 28, 2009
James	L-4211941	8	December 29, 2006	December 29, 2009
James	L-4214831	16	November 2, 2007	November 2, 2009
James	L-4217617	8	December 29, 2006	December 29, 2009
James	L-4224608	7	September 6, 2007	September 6, 2009
James	L-4224609	8	September 6, 2007	September 6, 2009
James	L-4224610	16	September 6, 2007	September 6, 2009
Mickle	L-4214833	14	November 2, 2007	November 2, 2009
Mickle	L-4214834	14	November 2, 2007	November 2, 2009
Mickle	L-4214835	2	November 2, 2007	November 2, 2009
Mickle	L-4214838	14	November 2, 2007	November 2, 2009
Mickle	L-4224617	16	September 6, 2007	September 6, 2009
Smyth	L-4224606	3	September 6, 2007	September 6, 2009
Total Units		259